Exhibit (k)(7)

PARENT GUARANTY AGREEMENT

PARENT GUARANTY AGREEMENT, dated as of November 8, 2018 (this “Guaranty Agreement”), between NEWTEK BUSINESS SERVICES CORP., a Maryland corporation (the “Guarantor”), and Webster Bank, National Association, as administrative agent for the Lenders from time to time party to the credit agreement referred to below (in such capacity, the “Administrative Agent”).

RECITALS

Reference is made to the Credit Agreement, dated as of November 8, 2018 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among UNIVERSAL PROCESSING SERVICES OF WISCONSIN LLC (DBA NEWTEK MERCHANTS SOLUTIONS), a New York limited liability company, and PREMIER PAYMENTS LLC (DBA NEWTEK PAYMENT SOLUTIONS), a New York limited liability company (together, the “Borrowers”), the several banks and other parties from time to time parties thereto as lenders and the Administrative Agent. Capitalized terms used herein which are not defined herein are used as defined in the Credit Agreement.

The Lenders have agreed to make the Term Loans and Revolving Loans to the Borrowers pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. The Guarantor is the parent of Newtek Business Services Holdco 1, Inc., which is the parent of NBSH Holdings, LLC, which in turn is the parent of each of the Borrowers. The Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Loans. The obligations of the Lenders to make the Term Loans and Revolving Loans are conditioned upon, among other things, the execution and delivery by the Guarantor of this Guaranty Agreement.

Accordingly, the Guarantor and the Administrative Agent hereby agree as follows:

Section 1.  Guarantee; Fraudulent Transfer, etc.; Contribution

The Guarantor unconditionally guarantees, jointly with each of the other Guarantors (as defined in the Credit Agreement) and severally, as a primary obligor and not merely as a surety, payment and performance to the Credit Parties of all present and future indebtedness and liabilities of the Borrowers to the Credit Parties, of whatever type and however arising under the Credit Agreement and the other Loan Documents, whether now existing or hereafter arising, created, assumed, incurred or acquired, whether direct, indirect, fixed or contingent, whether incurred as primary obligor or otherwise, whether secured or unsecured, and whether on open account, and whether such obligations and liabilities arose or accrued before or after the occurrence of any Event of Default under Section 9.1(h) or (i) of the Credit Agreement and whether allowed as a claim, including, without limitation, (i) the due and prompt payment of (1) all principal of the Loans, interest thereon and breakage costs (for which the Borrowers are obligated to indemnify a Credit Party under the Credit Agreement), if any, (whether such obligations and liabilities arose or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, and regardless of whether allowed or allowable in such proceeding), (2) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Borrowers to the Credit Parties, or that are otherwise payable to the Credit Parties under the Credit Agreement and the other Loan Documents, (3) all obligations, whether contingent or matured, of the Loan Parties under any Specified Hedging Agreement, other than Excluded Swap Obligations, (4) all Cash Management Obligations, (5) all Reimbursement Obligations, (6) all reasonable costs and expenses of the Credit Parties in enforcing, preserving and protecting any and all of its interests under the Credit Agreement or any other Loan Documents, whether or not suit is instituted, to the extent provided in any Loan Document and (7) the performance of all covenants, agreements, obligations and liabilities of the Loan Parties and any other guarantor of the Obligations (as defined in the Credit Agreement) under or pursuant to the Credit Agreement and the other Loan Documents, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired (collectively, the “Obligations”). The Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Notwithstanding the foregoing, the Obligations of the Guarantor excludes any obligation of either Borrower under any Specified Hedging Agreement until such time as, and for so long as, the assets of the Guarantor exceeds $10,000,000, at which time, Obligations shall include any existing and future Specified Hedging Agreement, and whenever such assets fall below $10,000,000, any such obligation shall again be excluded.

(a)  Anything in this Guaranty Agreement to the contrary notwithstanding, the obligations of the Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render the Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the “fraudulent transfer laws”), in each case after giving effect to all other liabilities of the Guarantor, contingent or otherwise, that are relevant under the fraudulent transfer laws (specifically excluding, however, any liabilities of the Guarantor (i) in respect of debt owed or owing to the Borrowers or Subsidiaries of either Borrower to the extent that such debt would be discharged in an amount equal to the amount paid by the Guarantor hereunder and (ii) under any Guarantee of senior unsecured debt or Indebtedness subordinated in right of payment to the Obligations, which Guarantee contains a limitation as to maximum amount similar to that set forth in this paragraph (b), pursuant to which the liability of the Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the fraudulent transfer laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of the Guarantor pursuant to (1) applicable law or (2) any agreement providing for an equitable allocation among the Guarantor and Subsidiaries of either Borrower of obligations arising under Guarantees by such parties.

Section 2.  Obligations Not Waived

To the fullest extent permitted by applicable law, the Guarantor waives presentment to, demand of payment from, and protest to the Borrowers of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of the Guarantor hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against the Borrowers or any other Guarantor under the provisions of the Credit Agreement or any other Loan Document, or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Guaranty Agreement, any other Loan Document, any Guarantee or any other agreement, including with respect to any other Guarantor (as defined in the Credit Agreement) or (c) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Administrative Agent or any Lender.

Section 3.  Guarantee of Payment

The Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of a Borrower or any other Person.

Section 4.  No Discharge or Diminishment of Guarantee

Subject to Section 10, the obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any other Guarantor (as defined in the Credit Agreement) or that would otherwise operate as a discharge of any other Guarantor (as defined in the Credit Agreement) as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

Section 5.  Defenses of Borrowers Waived

To the fullest extent permitted by applicable law, the Guarantor waives any defense based on or arising out of any defense of the Borrowers or any other Guarantor (as defined in the Credit Agreement) or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers or any other guarantor of the Obligations, other than the final and indefeasible payment in full in cash of the Obligations. The Administrative Agent may, at its election, foreclose on any security held by it by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrowers, any other Loan Party, or any other guarantor of the Obligations, or exercise any other right or remedy available to it against the Borrowers or any other Guarantor (as defined in the Credit Agreement), without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, the Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrowers or any other Guarantor (as defined in the Credit Agreement), as applicable, or any security.

Section 6.  Agreement to Pay; Subordination

(a) In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent has at law or in equity against the Guarantor by virtue hereof, upon the failure of either Borrower, any other Loan Party, or any other guarantor of the Obligations to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent in cash the amount of such unpaid Obligations. Upon payment by the Guarantor of any sums to the Administrative Agent as provided above, all rights of the Guarantor against the Borrowers arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations.

(b) In addition, any debt of either Borrower, any other Loan Party, or any other guarantor of the Obligations now or hereafter held by the Guarantor is hereby subordinated in right of payment to the prior indefeasible payment in full in cash of all of the Obligations, provided that, so long as there is no Event of Default or Default under the Loan Documents then existing or continuing, payments may be made by such Borrower, such other Loan Party, or such other guarantor of the Obligations in connection with such debt to the extent not otherwise prohibited under the Loan Documents. If any amount shall erroneously be paid to the Guarantor on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such debt of a Borrower or such other guarantor (other than as permitted hereunder), such amount shall be held in trust for the benefit of the Administrative Agent and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

Section 7.  Information

The Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ and each other Guarantor’s (as defined in the Credit Agreement) financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that the Administrative Agent and the Lenders shall not have any duty to advise the Guarantor of information known to it regarding such circumstances or risks.

Section 8.  Representations and Warranties

The Guarantor represents and warrants to the Administrative Agent and the Lenders that:

(a)  The Guarantor is duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite power and authority to own its Property and to carry on its business as now conducted and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where the failure to qualify would not reasonably be expected to have a Material Adverse Effect.

(b)  The Guarantor has full legal power and authority to enter into, execute, deliver and perform the terms of this Guaranty Agreement which has been duly authorized by all proper and necessary corporate or limited liability company, as the case may be, action, and is in full compliance with its Organizational Documents. The Guarantor has duly executed and delivered this Guaranty Agreement.

(c)  This Guaranty Agreement constitutes the valid and legally binding obligation of the Guarantor, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in an action of law or in equity).

(d)  Except as has been obtained, no consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the guarantee by the Guarantor pursuant to this Guaranty Agreement or for the execution, delivery or performance of this Guaranty Agreement by the Guarantor.

(e)  The Guarantor is in compliance in all material respects with all statutes, regulations, rules and orders of all Governmental Authorities which are applicable to it, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(f)  The Guarantor has filed or caused to be filed all material tax returns required to be filed by it and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it (other than any taxes the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of the Guarantor); and, on the Effective Date, no tax Lien has been filed and no written claim is being asserted, with respect to any such tax, fee or other charges.

(g)  The Guarantor is an internally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, and has elected to be treated as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended for U.S. federal income tax purposes.

(h)  No representation or warranty contained in any Loan Document, and no certificate or report from time to time furnished by the Guarantor in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Guarantor, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made; it being recognized by the Administrative Agent that any projections delivered by the Guarantor to the Credit Parties as to future events are not to be viewed as facts, and that actual results during the periods covered thereby may differ from projected results.

(i)  Immediately after giving effect to this Guaranty Agreement, the Guarantor is and will be Solvent.

(j)  No indenture, certificate of designation for preferred stock, agreement or instrument to which the Guarantor is a party, prohibits or limits in any way, directly or indirectly the ability of the Guarantor to repay the Obligations.

Section 9.  Covenants

The Guarantor covenants and agrees that so long as any of the Obligations remain unpaid and unless otherwise consented to in writing by the Required Lenders, the Guarantor will (a) at all times, subject to applicable grace periods set forth in the Code, maintain its status as a RIC under the Code, and as a BDC and (b) perform, observe and otherwise comply with all of the covenants of the Borrowers under Sections 7.2, 7.3, 7.7, 7.8 and 7.11 of the Credit Agreement as if such covenants stated that they applied to the Guarantor and were repeated separately herein by the Guarantor.

Section 10.  Termination

The guarantee made hereunder (a) shall terminate upon payment in full of all of the Obligations (other than inchoate indemnification obligations which by their terms expressly survive termination of the Loan Documents) and the termination of the Lenders’ commitments to make Loans and (b) shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Credit Party or the Guarantor upon the bankruptcy or reorganization of either Borrower or the Guarantor or otherwise.

Section 11.  Binding Effect; Several Agreement; Assignments

Whenever in this Guaranty Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor that are contained in this Guaranty Agreement shall bind and inure to the benefit of each party hereto and its successors and assigns. This Guaranty Agreement shall become effective as to the Guarantor when a counterpart hereof executed on behalf of the Guarantor shall have been delivered to the Administrative Agent, and thereafter shall be binding upon the Guarantor and the Administrative Agent, and their respective successors and assigns, and shall inure to the benefit of the Guarantor and the Administrative Agent, and their respective successors and assigns, except that neither the Administrative Agent nor the Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void), except as expressly contemplated by this Guaranty Agreement or the other Loan Documents.

Section 12.  Waivers; Amendment

(a)  No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the Administrative Agent and the other Credit Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Guaranty Agreement or any other Loan Document or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 12, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Guaranty Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into by, between the Administrative Agent and the Guarantor.

Section 13.  GOVERNING LAW

THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARDS TO ITS RULES PERTAINING TO CONFLICTS OF LAWS.

Section 14.  Notices

All communications and notices hereunder shall be in writing and given as provided in Section 11.2 of the Credit Agreement. All communications and notices hereunder to the Guarantor shall be given to it at the address for notices set forth for the Borrowers in such Section.

Section 15.  Survival of Agreement; Severability

(a)  All covenants, agreements, representations and warranties made by the Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guaranty Agreement or any other Loan Document shall be considered to have been relied upon by the Credit Parties and shall survive the execution and delivery of any Loan Document and the making of any Loan under the Credit Agreement, regardless of any investigation made by the Administrative Agent or any Lender or on its behalf and not withstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect until this Guaranty Agreement shall terminate.

(b)  In the event any one or more of the provisions contained in this Guaranty Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 16.  Counterparts

This Guaranty Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract (subject to Section 11), and shall become effective as provided in Section 11. Delivery of an executed counterpart of this Guaranty Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Guaranty Agreement.

Section 17.  Rules of Interpretation

The rules of interpretation specified in Section 1.3 of the Credit Agreement shall be applicable to this Guaranty Agreement.

Section 18.  Jurisdiction; Consent to Service of Process

(a)  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such state or, to the extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Guaranty Agreement or the other Loan Documents in the courts of any jurisdiction.

(b)  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Agreement or the other Loan Documents in any court referred to in paragraph (a) of this Section 18. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Guaranty Agreement irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Guaranty Agreement will affect the right of any party to this Guaranty Agreement to serve process in any other manner permitted by law.

Section 19.  WAIVER OF JURY TRIAL

EACH PARTY HERETO (AND THE ADMINISTRATIVE AGENT, BY ITS ACCEPTANCE OF THIS GUARANTY AGREEMENT) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

Section 20.  Right of Setoff

If an Event of Default shall have occurred and be continuing, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the Guarantor against any or all the obligations of the Guarantor now or hereafter existing under this Guaranty Agreement and the other Loan Documents held by the Administrative Agent or such Lender, irrespective of whether or not the Administrative Agent shall have made any demand under this Guaranty Agreement or any other Loan Document and although such obligations may be unmatured. The rights of the Administrative Agent and the Lenders under this Section 20 are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent and the Lenders may have.

Section 21.  Headings

Section headings used herein are for convenience of reference only, are not part of this Guaranty Agreement and are not to affect the construction of, or be taken into consideration in interpreting, this Guaranty Agreement.

Section 22.  Enforcement Costs and Expenses

The Guarantor agrees to pay, upon demand, to the Administrative Agent and the Lenders the amount of any and all reasonable out-of-pocket costs, fees and expenses, including the reasonable out-of-pocket fees and expenses of counsel, which the Administrative Agent and the Lenders may incur in connection with the exercise or enforcement of any of its rights hereunder against the Guarantor.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Guaranty Agreement as of the day and year first above written.

NEWTEK BUSINESS SERVICES CORP.

By:
				Name:	Barry Sloane
				Title:	CEO

WEBSTER BANK, NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT

By:
	Name:	Steven R. Dowe
	Title:	Senior Vice President